Exhibit 10.49

                                      UB
                             University at Buffalo
                        The State University of New York
                  The Center for Industrial Effectiveness (TCIE)
                    School of Engineering and Applied Sciences


January 23, 2003  (*REVISION DATE 5/27/2003*)


Mr. Jeff Helfer
V.P. of Engineering
Biophan Technologies, Inc.
150 Lucius Gordon Drive
West Henrietta, New York  14586

Dear Jeff:

The Center for Industrial Effectiveness is pleased to present the following Strategic Partnership for Industrial Resurgence (SPIR) proposal entitled "Improvement of Shielding Material for Pacemaker Leads" for your review and consideration.

Thank you for the opportunity to submit this proposal. This is a follow up investigation to improve upon the EMI shielding leads developed in the project just completed entitled
" Development of a Flexible Composite Coating for Electromagnetic
Interference Shielding of Pacemaker Leads". I will call you next week to further discuss this proposal.



Very truly yours,

/s/Tim Leyh
----------------------------
Tim Leyh
Business Development Manager

CC:  Project Director




            IMPROVEMENT OF SHIELDING MATERIAL FOR PACEMAKER LEADS


Current Situation

Biophan Technologies, Inc. ("Biophan") specializes in the development and commercialization of lifesaving technologies in the fields of pacemakers and biotechnologies.


Project Objectives

The overall objective of the project is to improve upon the technology of the shielding material developed in the first project by the use of a magnetic additive and to optimize the formulation in terms of both magnetic additive proportion and binder proportion.

TASKS:

  1. Add magnetic additives, namely (i) stainless steel fiber, (ii) filamentous nickel particles, and (iii) nickel filament, to the graphite colloid optionally containing carbon filament such that the ratio of magnetic additive to carbon filament, such that the ratio of magnetic additive to carbon filament is varied systematically. Fiber and filament size shall be chosen to maximize magnetic resonance imaging (MRI), electromagnetic (EM) shielding effectiveness, and include fiber and filament sizes within the claims of patent 5,827,997. Maximum allowable coating thickness to be defined by Biophan.

  2. Evaluate each composition in No. 1 on a Mylar substrate by EMI testing using a network analyzer, thereby, along with cost consideration, arriving at the preferred choice of magnetic additive and several preferred proportions of the preferred magnetic additive. Network analyzer data shall include percent reflection, percent transmission, percent absorption, and measurement error as determined by (8).

  3. Evaluate the several preferred compositions in No. 2 by magnetic deflection testing and MRI EM shielding effectiveness (with specimens provided by UB but testing not performed by UB), thereby arriving at the optimized magnetic additive proportion for the combination of sufficiently high shielding effectiveness and sufficiently low magnetic deflection. Test specimen geometry to be defined by Biophan.

  4. For the optimized composition of No. 3, add a binder (PVA) in several proportions. (The higher the proportion, the better is the mechanical behavior.)

  5.  For the various compositions with the binder, as obtained in No. 4,
      evaluate the     shielding effectiveness on a Mylar substrate (by using
      a network analyzer) and evaluate the mechanical behavior for the purpose of attaining the optimum binder proportion for the combination of sufficiently high shielding effectiveness and sufficiently good mechanical integrity. Mechanical parameters to be tested shall include durability, flexibility, and abrasion resistance, with parameters requirements defined by Biophan.

  6. For the final composition obtained in No. 5, conduct magnetic deflection testing and MRI field EMI testing (with specimens provided by UB but testing not performed by UB). Test the specimen geometry to be defined by Biophan.

  7. Recommend a practical process for industrial production of the colloid having the final composition and provide guidelines for its application. Applicable product designs shall be provided by Biophan.

  8. Minimize and quantify EMI measurement error for assessing the extent of absorption of the electromagnetic radiation.


Deliverables

The intention of this project is to provide the following deliverables to Biophan Technologies:

    * Improved Pacemaker lead composite material in the areas of EMI shielding, magnetic deflection, and durability.

    *  Technical report and final presentation.

Project Schedule

This project will take approximately twelve  (12) months to complete.

Project Investment

The total cost of this project is                            $50,539.00.

    Total Project      SPIR Contribution       Biophan Contribution
    $50,539.00         $18,616.00              $31,922.00

Biophan, would need to provide a SPIR Commitment Form as described in Appendix A.

Additionally, Biophan, is responsible for providing the following to ensure the success of this project:
    *  Availability of key personnel.
    *  Access to all necessary documentation.
    *  Access to production facility/processes.
    *  Information on the biocompatible polymer currently used.

Any inventions resulting or arising from this agreement shall be subject to the Patents and Inventions Policy of State University of New York.
Contract Information

All SPIR contracts with The Center for Industrial Effectiveness ( TCIE ) are administered through Research Foundation, Office of Sponsored Programs Administration. They will handle any contractual requirements.

Billing of all SPIR projects is done by the UB Foundation. All invoices for this project will be generated by their office. Please remit all payments to the following address:

                       UB Foundation
                       Box 900
                       Buffalo, New York 14226-0900

Upon acceptance of this proposal, please submit two (2) copies of Appendix B on your company letterhead addressed to The Center for Industrial
Effectiveness filling in the appropriate blanks.

Work cannot commence until TCIE has received the SPIR Commitment Form and the Grant Letter.

This proposal contains SPIR support funds that reduce the total cost of this project. The total amount of SPIR funds approved each year is limited and is made available to companies in the order in which each recipient commits and signs the contract containing these funds. When the funds are depleted, no more SPIR money is available until the next fiscal year. This proposal expires on June 20, 2003. After this date, it may be necessary to provide a new proposal with reduced or no SPIR support funds.

Intellectual Property and Licensing Provisions

Parties to this Agreement recognize that inventions, patent applications, patents, copyrights, trademarks, mask works, trade secrets and any other legally protectable information, including computer software (herinafter referred to collectively as "Project Intellectual Property") may result from the investigations that are pursued by the parties during the performance of this Agreement. Title to any Project Intellectual Property, first made or generated during the performance of this Agreement shall vest in the following manner:

    1. in The Research Foundation of State University of New York ("UB") if the Project Intellectual Property is made using facilities of State University of New York or is made solely by individuals employed by the University at Buffalo ("UB personnel");

    2. in Biophan if the Project Intellectual Property is made by Biophan personnel not utilizing facilities of State University of New York; or,

    3. jointly in Biophan and UB if the Project Intellectual Property is made using facilities of State University of New York and by Biophan, personnel not utilizing facilities of State University of New York, or if the Project Intellectual Property is made as the result of a joint invention by both UB and Biophan, personnel not using the facilities of State University of New York.

                     UB Inventors       Biophan Inventors   Joint Inventors
--------------------------------------------------------------------------
UB Facility          UB Owns            UB Owns             Joint Ownership
Non-UB Facility      UB Owns            Biophan Tech Owns   Joint Ownership


If ownership of Project Intellectual Property vests in one party, that party may perfect legal protection therein in its own name and at its own expense. Biophan shall have the first option to perfect the rights in jointly owned Project Intellectual Property unless otherwise agreed to in writing.

Where Project Intellectual Property vests only in UB, Biophan will be granted, under UB's rights in Project Intellectual Property, a non-exclusive, royalty-free license to such Project Intellectual Property under the terms and conditions set forth herein to make, use and further develop said Project Intellectual Property. In consideration of the non-exclusive license granted to Biophan, Biophan shall pay one half of all costs associated with the prosecution, issuance, maintenance and/or registration of patents, copyrights, trademarks, or other legal protections incurred to protect the licensed Project Intellectual Property. Such costs shall include, but not be limited to attorneys' fees, Patent office filing fees, prosecution related fees, issuance fees, maintenance fees and registration fees. Biophan shall reimburse UB for such costs within thirty (30) days of its receipt of the related invoice. In the event Biophan elects not to reimburse UB for any such fees or costs when due, Biophan shall waive all rights and licenses under such licensed Projected Intellectual Property and the non-exclusive grant set forth herein shall be terminated thirty (30) days after Licensee's receipt of written notice from UB. UB may, at its sole discretion, elect to secure protection for Project Intellectual Property solely owned by UB, but will use reasonable efforts to notify Biophan in advance, in writing, of its intention to file any new patent applications, copyrights, trademarks or for any other legal protection of licensed Project Intellectual Property. Biophan shall notify UB, in writing, within thirty (30) days of receipt of such notification if Biophan either: (i) elects to reimburse UB for such licensed Project Intellectual Property costs; or, (ii) does not wish to reimburse UB for prosecution or registration costs associated with such intellectual property protection. If Biophan does not wish to reimburse UB for prosecution or registration costs associated with licensed Project Intellectual Property, UB may elect, at its own expense, to continue the prosecution and any resultant intellectual property will not be considered licensed Project Intellectual Property hereunder. Biophan will also have an exclusive option to negotiate for an exclusive license under UB's rights to Project Intellectual Property vested solely in UB, for a period of 180-days after such invention is disclosed to Biophan in writing (the "Option Period") subject to UB's nonexclusive right to use the Technology solely for internal research, internal development, and teaching purposes. UB shall not disclose Project Intellectual Property to any third party nor negotiate terms to a license with any third party during the 180-day Option Period; provided, however, that UB may submit for publication and publish the results of this project subject to the terms and conditions provided below. The terms of such exclusive license will include, among others:

    1. payment of reasonable royalty rates to UB on sales of products or services which embody, or the development, manufacture or use of which involves employment of, the Project Intellectual Property;
    2. reimbursement by Biophan of expenses incurred by UB in seeking and maintaining patents or other legal protection for the Project Intellectual Property in countries covered by the license; and,
    3. reasonable commercialization milestones and/or minimum annual royalties.

Where Project Intellectual Property vests jointly in Biophan and UB, Biophan and UB will each have non-exclusive rights to such Project Intellectual Property. At Biophan's request, Biophan and UB may enter into negotiations for an exclusive license to UB's rights to the Project Intellectual Property.

Confidentiality/Publication

    a) Project Intellectual Property of a party, as well as other proprietary or confidential information of a party, disclosed by that party to the other in connection with this project shall be received and held in confidence by the receiving party and, except with the consent of the disclosing party or as permitted under this Agreement, neither used by the receiving party nor disclosed by the receiving party to others, provided that the receiving party has received formal written notice from the disclosing party within thirty (30) days of disclosure that the information is regarded by the disclosing party as proprietary or
        confidential.   However, these confidentiality obligations shall not
        apply to use or disclosure by the receiving party after such information is or becomes known to the public without breach of this provision; or is or becomes known to the receiving party from a source not bound by an obligation of confidentiality that is reasonably believed to be independent of the disclosing party; or is developed by or for the receiving party independently of its disclosure by the disclosing party; or information which was in the receiving party's possession prior to disclosure by the disclosing party; or information which is required to be disclosed by judicial action or other legal requirement. The obligations of confidence set forth herein shall terminate five (5) years after the date of initial disclosure by the disclosing party to the receiving party.

    b) Subject to the terms of paragraph (a) above, either party may publish its results from this project. However, the publishing party will provide the other party with a draft of any proposed publication at least 60 days prior to submission for publication for review and comment with respect to any Project Intellectual Property or proprietary information of the reviewing party which may be inadvertently revealed in the proposed publication. In the event that the reviewing party identifies information in the proposed publication as proprietary to the reviewing party, the drafting party will remove such proprietary information from the draft prior to submission for publication. In the event that the proposed publication is the result of a collaborative effort involving the Parties, the reviewing party will also review and comment on the proposed authorship of the publication. All comments by the reviewing party will be given full consideration before publication. Furthermore, upon request of the reviewing party, publication will be deferred for up to an additional 60 days to allow for preparation and filing of a patent application or other legal protection which the reviewing party has the right to file or to have filed at its request by the drafting party.


The Project Team

Dr. Deborah Chung, the same researcher who completed the first project, will direct the work on this project. The rest of the project team is listed in the table below.

Team Member                             Functional Role
----------------------------------------------------------------
Dr. Deborah Chung                       Project Director
Graduate Assistant                      Data Collection/Testing
Dave Hollen                             Project Management
Sallie Reed                             Financial Officer




                                  Appendix A


                              SPIR Commitment Form


                     Strategic Partnership for Industrial Resurgence
                                   2002-2003
                             Company Commitment Form

                                  Page 1 of 2

Company Information:

Company Name:          Biophan Technologies, Inc.
Address:               150 Lucius Gordon Drive, West Henrietta, NY  14586
Number of Employees:   10
Customer Group:        Biotechnology                    Energy
(Circle one)           Computer/Software                Electronics
                       Educational Technology           Mechanical Products
                       Materials/Chemical Engineering   Parts Suppliers
                       Environmental  Engineering

                       Other:  (Please specify):
SIC Code:

Project Information:

Project Name:       Development of a Flexible Composite Coating for
                    Electromagnetic Interference Shielding of Pacemaker Leads

Brief Description:  The overall objectives of the project are to develop a flexible MRI compatible coating for pacemaker leads.

As a result of this project and over the course of the next three (3) years I expect:

Please fill in all applicable categories:

Impact Measure                             Expected
-------------------------------------------------------------------------
Jobs Created
Jobs Retained
Capital Invested by Firm (related
to project results)
Training Dollars Invested by Firm
Increased Sales
Increased Market Share
Creation of New or Revised Product(s)
Creation of New or Revised Process(es)


Page 2 of 2
Technical Impact:


Project Duration:          12 months

Project Cost by Company:   $31,922.00

SPIR Contribution:         $18,616.00


Other Contribution (please specify):    N/A

Name of Faculty/Staff Involved:    Dr. Deborah Chung

Name of Student Involved:          Junhua Wu, Graduate Assistant

Company Contact Verification Information:

Name:        Jeff Helfer
Title:       V.P. of Engineering
Phone #:     585-214-2441
Fax #:       585-427-9049

                    Company Official        SPIR Representative

        Signature       ____________________    _____________________

        Date            ____________________    _____________________

Please return one completed copy of this Commitment Form on company letterhead to:

Mr. Nick Randell
The Center for Industrial Effectiveness
1576 Sweet Home Rd., Suite 107
Amherst, New York  14228

Your signature on this Company Commitment Form acknowledges your acceptance of the Strategic Partnership for Industrial Resurgence (SPIR) proposal entitled "Improvement of Shielding Material for Pacemaker Leads" and the terms and conditions contained therein.

Upon receipt of this completed commitment form, the SPIR representative will provide signature to verify this information and forward a copy to you for your records. This form along with initial first payment must be received prior to our starting work on this project.




                                   Appendix B


                                Sample Grant Letter



                     PLEASE RETURN TWO COPIES ON LETTERHEAD TO TCIE


Date



Mr. Edward P. Schneider
Executive Director
c/o The Center for Industrial Effectiveness
1576 Sweet Home Road, Suite 107
Amherst, New York  14228

Re: Grant

Dear Mr. Schneider:

Biophan Technologies is pleased to be able to provide a grant of $31,922.00 to UB Foundation Services, Inc. (UBFS) acting on behalf of the University of Buffalo and The Research Foundation of State University of New York to support the program entitled "Improvement of Shielding Material for Pacemaker Leads" under the direction of Nick Randell.

Upon receipt of this letter, the UB Foundation Services will forward to us an invoice for twenty-five percent ($7,980.50) of the cost of this project. Twenty-five percent ($7,980.50) will be forwarded on August 29, 2003, 25% ($7,980.50) will be forwarded on November 28, 2003 and the remaining 25% ($7,980.50) will be forwarded within 30 days of the receipt of the final report. Please forward a duplicate of this letter signed by you indicating acceptance of the award on behalf of the University.

Although no accounting of these grant funds will be required, Internal Revenue Service regulations may require that, in order to receive appropriate recognition of the award for tax purposes, we receive from the fiscal administrator of the grant award a statement that grant funds have been used for the support of the research program named above. Such a statement shall be provided upon our written request.

I will serve as our technical representative for the project, and will be responsible for monitoring the progress of the study and will be available to provide assistance as needed.

We acknowledge and agree that the services rendered by the University at Buffalo through the UBFS are advisory in nature and may be accepted or rejected by us in our sole discretion. We understand the UBFS does not warrant, represent or guarantee that the services will achieve a specific result. UBFS's sole obligation hereunder shall be to use its best efforts to perform Services in good faith and in accordance with the provisions of this grant.

We agree that the acceptance of UBFS's services shall be an expression of our business judgment at our own risk. In no event shall UBFS have liability hereunder for consequential, exemplary, special or incidental damages.

Either party shall have the right to terminate with thirty (30) days written notice when that party determines termination to be in its best interest. In the event of termination, Sponsor shall reimburse UBFS for contractual commitments and financial obligations incurred by UBFS in performance of these services prior to such termination, if such financial obligations or contractual commitment cannot be canceled by UBFS. Salary and tuition committed to graduate research assistants through the semester in which termination may occur shall be considered noncancellable.

The vehicles for transfer funds will not contain provisions that are not included in this letter.

Please indicate the University's acceptance of this grant by signing a duplicate of this letter for our files.

                        Sincerely,



                        Jeff Helfer
                        V.P. of Engineering


Accepted on Behalf of

State University of New York at Buffalo by

UB Foundation Services, Inc.


By:

Name:    Edward P. Schneider

Title:   Executive Director

Date:




                                     Appendix C



                                Team Member Biographies



Deborah D.L. Chung, Ph.D.

Dr. Chung's professional interest is in materials science and engineering, with relationship to mechanical engineering (smart materials, composite materials), electrical engineering (electronic packaging, shielding, sensors), civil engineering (concrete) and chemical engineering (batteries, modified carbons). It pertains to multidisciplinary research, practical applications and new material development.

EDUCATION

P.h.D   1977        Massachusetts Institute of Technology, Cambridge, MA
                    Materials Science

S.M.    1975        Massachusetts Institute of Technology, Cambridge, MA
                    Materials Science

M.S.    1973        California Institute of Technology, Pasadena, CA
                    Engineering Science

B.S.    1973        California Institute of Technology, Pasadena, CA
                    Engineering and Applied Science

EXPERIENCE

1986 - Present      University at Buffalo, The State University of New York,
                    Department of Mechanical and Aerospace Engineering,
                    Endowed Chair Professor (1991 - present)
                    Professor (1986 - present)

1977 - 1986         Carnegie Mellon University, Department of Metallurgical
                    Materials and Materials Science
                    Associate Professor (1982-86)
                    Assistant Professor (1977-82)


CONSULTING CLIENTS

Enidine Inc.                           Occidental Chemical Corporation
Process Technologies, Inc.             Delphi
Various Attorneys






                                    Appendix D


                            Patents and Inventions Policy
                                        of
                            State University of New York



                          Patents and Inventions Policy of
                          The State University of New York


    The patents and inventions policy of the State University of New York as approved by the Board of Trustees on September 19,1979 and amended on November 16, 1988, reads as follows:

Title 8, Chapter V, Subchapter B, Section 335.28 of the Official Compilation of Codes, Rules and Regulations of the State of New York.

(Article XI, Title J, Section 1. of the Policies of the Board of Trustees.)

335.28 Patents and inventions policy.

(a) - Purpose.

        (1) State University recognizes that the three primary missions of an educational institution are teaching, research, and public service. While carrying out its research mission, State University further recognizes that inventions of value to the public will be made by persons working in its facilities. It is the policy of State University to encourage such inventors and inventions and to take appropriate steps to aid the inventor and ensure that the public receives the benefit. Appropriate steps include securing research support, identifying inventions, securing appropriate patents, marketing inventions through licensing and other arrangements, and managing royalties and other invention-related income. These activities are undertaken in a spirit of cooperation with governmental agencies and private industry as part of State University's contribution to the economic well-being of the State of New York and of the nation.

        (2) In implementing its policies State University will take appropriate steps to ensure that its faculty may freely publish the results of scholarly research pursuant to the State University board of trustees policy on unrestricted disclosure of research activities as set forth in trustees' resolution number 66-258. In conformance with this principle, all concerned shall cooperate so that essential rights to inventions shall not be lost.

        (3) All net proceeds after payment of the inventor's share as defined in subdivision (c), and other appropriate costs associated with the university technology transfer program, realized from the marketing of State University inventions shall be used for the support of State University research programs.

(b) All inventions made by faculty members, employees, students, and all others utilizing university facilities at any of the State-operated institutions of State University shall belong to State University and should be voluntarily disclosed, or shall be disclosed to State University upon request of the university. The inventor or inventors shall make application for patents thereon as directed by State University and shall assign such applications or any patents resulting therefrom to or as directed by State University. However, non-university organizations and individuals who utilize university research facilities under the trustees' policy on cooperative use of research equipment, or policy and guidelines on use of State University facilities by emerging technology enterprises, will retain ownership of all patentable inventions. Also, an invention made by an individual wholly on such individual's own time, and without the use of such university facilities, shall belong to the individual even though it falls within the field of competence relating to the individual's university position. For purposes of this provision, an individual's "own time" shall mean time other than that devoted to normal and assigned functions in teaching, university service, direction and conduct of research on university premises and utilizing university facilities. The term "university facilities" shall mean any facility available to the inventor as a direct result of the inventor's affiliation with State University, or any facility available under the trustees' policy on cooperative use of research equipment, or policy on use of facilities by emerging technology enterprises, and which would not otherwise be available to a non-State University-affiliated individual. Where any question is raised as to ownership of an invention or patent under these provisions, the matter shall be referred to a committee of five members to be named by the chancellor of State University. At least three of such members shall be members of the academic staff of the university. Such committee shall make a careful investigation of the circumstances under which the invention was made and shall transmit its findings and conclusions to the chancellor for review. If the committee determines that the invention has been made without the use of university facilities and not in the course of the inventor's employment by or for the university, and the chancellor concurs in such determination, the university will assert no claim to the invention or to any patent obtained thereon.

(c) With respect to any invention obtained by or through State University or assigned to or as directed by it in accordance with the foregoing provisions, the university, in recognition of the meritorious services of the inventor and in consideration of the inventor's agreement that the invention shall belong to the university, will make provision entitling the inventor and the inventor's heirs or legatees to a nonassignable share in any proceeds from the management and licensing of such invention to the extent of 40 percent of the gross royalty paid, unless this exceeds the limits fixed by applicable regulations of the relevant sponsoring agency, which will control in such cases. State University may make suitable arrangements with non-profit patent management agencies for the purpose of obtaining services and advice with respect to the patentability of inventions, the obtaining of patents thereon and the management and licensing of inventions. Such arrangements may provide for division of the net income from any invention after payment of the inventor's share between the management agency and State University.

(d) Upon recommendation of the patents and inventions policy board, the chancellor may grant exclusive licenses for a fixed period for the marketing of inventions, since it is recognized that in the absence of such a condition some inventions may not reach the marketplace for the public benefit. Granting of exclusive licenses for a fixed period may be accepted by the chancellor as a condition for industrial sponsorship of research programs, within guidelines recommended by the patents and inventions policy board.

(e) Grants made available to State University by or through The Research Foundation of State University of New York shall be subject to the policy herein stated except in special instances as hereinafter provided. Nothing in the policy herein stated shall prevent the acceptance of research grants from, or the conduct of research for, agencies of the United States, either directly or through the Research Foundation, upon terms and conditions under applicable provisions of Federal law or regulations which require a different disposition of inventions or patent rights, nor shall anything herein contained prevent cooperative arrangements with other agencies of the State of New York for research.

(f) The chancellor, acting with the advice of the patents and inventions policy board or State University's designated patent management agent, may determine not to file a patent application in the case of any specific invention or continue efforts at marketing. The university's decision shall be arrived at, in consultation with the inventor, within a period not to exceed six months from the date of first submission of the inventor's properly executed statement of disclosure of invention to the university or its designee. In every instance in which the university determines not to file a patent application or continue efforts at marketing, or fails to elect to do so within six months from the date of submission of said disclosure statement, all of the university's rights to the invention shall be released to the inventor, who may then file for a patent, subject only to those restrictions that may be required by an external sponsor, if any. In every instance in which the university determines to file a patent application or continue efforts at marketing, the inventor may, at any subsequent time, request the patents and inventions policy board to recommend such release. For any invention so released to an inventor, State University, at its option, shall receive 10 percent of the net proceeds, in recognition of the contribution of the State and people of New York to the support of the research which resulted in said invention. For purposes of this provision, the term "net proceeds" shall mean earnings to the inventor from the invention over and beyond reasonable costs incurred in the process of patent application and management.

(g) In all cases, any person is entitled to request an exception or waiver to the provisions of this patents and inventions policy. The person requesting an exception or waiver shall have the right to appear, accompanied by representatives of the person's choice, before the patents and inventions policy board for consideration of the request for an exception or waiver.
The patents and inventions policy board shall prepare a report of its findings and an advisory recommendation to the chancellor for review. The decision of the chancellor on the findings and recommendations of the patents and inventions policy board shall be final.

(h) The chancellor shall establish and appoint a patents and inventions policy board of the State University of New York and designate the chair thereof in accordance with the following:

        (1) The patents and inventions policy board shall have no more than 10 members, and shall include one representative of the central administration, two from the university centers, one from the health sciences centers, one from another major research institution of the university, one from the colleges of arts and sciences, one from the agriculture and technology colleges, one from The Research Foundation of State University of New York, and two representatives from business and industry.

        (2) The patents and inventions policy board shall have full powers of organization.

        (3) The members of the patents and inventions policy board shall serve without extra compensation and at the pleasure of the chancellor. The normal term of appointment shall be for three years.

        (4) The patents and inventions policy board shall meet at least once annually.

        (5) The patents and inventions policy board shall advise the chancellor in the following matters:

            (i) guidelines and procedures for the implementation of these policies;
            (ii)  exceptions to these policies in unusual circumstances;
            (iii) determining the extent of the university's interest in inventions;
            (iv) determining whether or not to grant exclusive licenses or to commit the university to the future granting of exclusive licenses as a condition of sponsorship for particular research projects; and
            (v)   such other matters as the chancellor may deem appropriate.

        (6) The patents and inventions policy board shall undertake continual review of these policies and advise the Chancellor and the board of trustees thereto.

        (7) The patents and inventions policy board shall maintain current information concerning patent and invention activities within the university, disseminate information to the faculty of State University concerning such activities, and encourage general awareness of and interest concerning patents within the university community.

        (8) The patents and inventions policy board, through the chancellor, shall report annually to the board of trustees concerning its activities and recommendations during the preceding year.